                                                                     EXHIBIT A


                             BRIDGE FINANCING NOTE

$___________________                                            ______ __, 1997

                           THE MARQUEE GROUP, INC., a Delaware corporation
having a business address at 888 Seventh Avenue, 40th Floor, New York, NY 10019 (the "Borrower"), hereby promises to pay to the order of THE HUFF ALTERNATIVE INCOME FUND, L.P. (the "Lender"), the principal sum of ___________________________________ ($___________)(the "Principal"), in lawful money of the United States of America and in immediately available funds, on the date(s) and in the manner provided in the Bridge Financing Agreement described below. The Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, at said principal office, in like money, at the rates of interest as provided for below, on the date(s) and in the manner as provided for below (the "Interest").

                  This Note is the Bridge Financing Note referred to in the Bridge Financing Agreement dated as of August 26, 1997 between the Borrower and the Lender (as amended from time to time the "Bridge Financing Agreement") and evidences the Loan made by the Lender thereunder. All terms not defined herein shall have the meanings given to them in the Bridge Financing Agreement.

                  The Loan shall mature upon the earlier to occur of (i) the closing of any Offering by the Borrower or (ii) 90 days from the Borrower's receipt of the Loan (the "Maturity Date"). The Loan is due and payable on the Maturity Date.

                  Both principal and interest are payable in lawful money of the United States of America to the Lender at Summit Bank (ABA 021 202162) for the account of the Lender, account number 0035257969 (or to such other account as the Lender may hereafter specify to the Borrower by written notice), in same day funds.

                  Accrued but unpaid Interest shall be paid on the Maturity Date and at the end of each 90 day period following the Maturity Date if any portion of this Note remains outstanding following the Maturity Date. Interest shall be calculated as follows: (i) during the 90 days immediately following the Borrower's receipt of the Loan (the "Initial 90 Day Period"), the interest rate on the Loan shall be 11 1/4% per annum (the "Initial Interest Rate"); and
(ii) after the Initial 90 Day Period, the Initial Interest Rate of 11 1/4% shall be increased by 50 basis points every 90 days until such time as the Loan is satisfied. In the event that the interest rate exceeds 14%, the Borrower shall have the option of paying in kind that amount of Interest which exceeds 14%; provided, however, if the Borrower chooses to pay in kind any portion of the Interest, the interest rate shall thereafter be increased by 75 basis points every 90 days. In addition, the interest rate shall be increased by 300 basis points during the pendency of: (i) any Event of Default under
Section 7.1(e) of the Bridge Financing Agreement or (ii) any other Event of Default if the Lender has by written notice to the Borrower declared this Note immediately due and payable. Interest shall in no event exceed the maximum amount permitted by law.

                  The Bridge Financing Agreement provides for the acceleration of the maturity of principal and Interest upon the occurrence of certain Events of Default and for certain other terms and conditions as specified therein.

                  The Borrower waives presentment, notice of dishonor, protest and any other notice of formality with respect to this Note.

                  This Note shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York.

                                        THE MARQUEE GROUP, INC.


                                        By
                                          --------------------------
                                        Name:
                                        Title: